Exhibit 99.1

Press Release

I-many Receives Notice of Non-Compliance with NASDAQ Stock

Market Listing Requirement

EDISON, N.J., August 15, 2008 – I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported that it received a notice from the Listing Qualifications division of the NASDAQ Stock Market indicating that the Company’s common stock is subject to potential delisting from the NASDAQ Stock Market because, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share required by Marketplace Rule 4450(a)(5) (the “Rule”).

In accordance with NASDAQ Marketplace Rule 4450(e)(2), I-many will be provided a period of 180 calendar days, or until February 9, 2009, to regain compliance with the Rule. The Listing Qualifications Division further advised the Company that, if the Company successfully applies for transfer from the NASDAQ Global Market to the NASDAQ Capital Market, the Company may be afforded up to 180 additional days to regain compliance with the Rule. The Company has applied for transfer to the NASDAQ Capital Market and believes it meets all the requirements for such transfer. If at any time before February 9, 2009 (or, if applicable, August 10, 2009) the bid price of I-many’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will achieve compliance with the Rule.

If I-many has not regained compliance with the Rule by February 9, 2009 (or, if applicable, August 10, 2009), the NASDAQ staff will issue a letter notifying the Company that its common stock will be delisted. At that time, the Company may appeal the determination to delist its common stock to a Listing Qualifications Panel.

Safe Harbor for Forward Looking Statements

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com